UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 3, 2006
(Date of earliest event reported)

HOUSE OF BRUSSELS CHOCOLATES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-29213	52-2202416
(State or other Jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

1658 FOSTERS WAY, DELTA, BC, CANADA, V3M 6S6
(Address of principal executive offices)

(604) 636-1056
Registrant's telephone number, including area code

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

On July 1, 2006, House of Brussels Chocolates Inc. (the “Company”) failed to pay $151,000 in principal and interest due on its indebtedness with Laurus Master Funds (“Laurus”). Under the terms of the indebtedness, this failure to pay creates an event of default beginning the sixth day after such payment was due. In addition, in accordance with our agreements with Laurus; a) any breach of covenant remaining uncured for fifteen (15) days, or; b) judgment rendered against us in excess of $100,000 which is not vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof, shall also constitute an event of default. On June 9, 2006, we were notified that findings of fact were issued in the case of Stephen Whittington, et al. v. House of Brussels Chocolates, Inc., et al., that found the Company was liable on a breach of contract claim in the amount of $2,702,000. On July 3, 2006, we filed a notice of appeal in this matter. We have also failed to pay certain Canadian taxes when due, and are in non-compliance with the Formula Amount governing our Secured Revolving Note with Laurus.

As of the date of this filing, no notice of acceleration relating to our indebtedness with Laurus has been received. We are actively working with Laurus to avoid acceleration. In the event we are unsuccessful, however, the balance due on the indebtedness of $4,975,000 could become immediately due and payable.

ITEM 8.01	OTHER INFORMATION

In the matter of Stephen Whittington, et al. v. House of Brussels Chocolates, Inc., et al., the Company has been unsuccessful in negotiating a settlement. As a result, we have filed a notice of appeal with the Eighth Judicial District Court of Clark County, Nevada, appealing the verdict to the Nevada Supreme Court. In connection with this appeal, we will continue settlement discussions and vigorously pursue relief from the judgment in the Nevada Supreme Court.

In connection with these events, we are currently investigating strategic alternatives which may include the sale of certain assets. In the event such a sale is undertaken, we may incur a write down in the value of goodwill related to our domestic subsidiary located in Fresno, California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSE OF BRUSSELS CHOCOLATES INC.
Date: July 6, 2006
By: /s/ Grant Petersen
Grant Petersen
Chief Executive Officer and President